     As filed with the Securities and Exchange Commission on April 1, 1998
                                                    Registration No. 333-46369


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1
                                      TO
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ---------------------

                        INTERMEDIA COMMUNICATIONS INC.
            (Exact name of registrant as specified in its charter)
                             ---------------------

            Delaware                                         59-29-13586
      (State or other jurisdictio                          (I.R.S. Employer
      of incorporation or organization)                   Identification No.)

                             3625 Queen Palm Drive
                             Tampa, Florida 33619
                                (813) 829-0011
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                    David C. Ruberg, Chairman of the Board,
                     President and Chief Executive Officer
                        Intermedia Communications Inc.
                             3625 Queen Palm Drive
                             Tampa, Florida 33619
                                (813) 829-0011
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                             ---------------------

                                   Copy to:

                           Ralph J. Sutcliffe, Esq.
                      Kronish, Lieb, Weiner & Hellman LLP
                          1114 Avenue of the Americas
                         New York, New York 10036-7798
                             ---------------------

                  Approximate date of commencement of proposed sale to public:
From time to time after the effective date of this Registration Statement.

                  If the only securities being registered on this form are being offered pursuant to dividend on interest reinvestment plans, please check the following box. [ ]

                  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------

                        CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                     Proposed Maximum       Proposed Maximum
Title of Securities         Amount to be             Aggregate Price           Aggregate                Amount of
 to be Registered            Registered                 Per Share               Price(3)          Registration Fee (4)
------------------------------------------------------------------------------------------------------------------------
Common Stock,
$.01 par value per        2,679,874 shares             $63.250 (1)          $172,454,434.63              $50,875
share                                                  $85.875 (2)
========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee. The aggregate offering price for the 2,549,381 shares to be registered under the S-3 Registration Statement filed by Intermedia on February 13, 1998 was determined pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, on the basis of the average of the high and low sale prices of the Registrant's common stock as reported on the National Association of Securities Dealers, Inc. Automated Quotation System on February 11, 1998.

(2) Estimated solely for the purpose of calculating the registration fee. The aggregate offering price for the 130,493 additional shares to be registered under this Amendment No. 1 to the S-3 Registration Statement filed by Intermedia has been determined pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, on the basis of the average of the high and low sale prices of the Registrant's common stock as reported on the National Association of Securities Dealers, Inc. Automated Quotation System on March 30, 1998.

(3) Computation of the $172,454,434.63 Proposed Maximum Aggregate Price is based upon the 2,549,381 shares to be registered under the S-3 Registration Statement filed by Intermedia on February 13, 1998 at a Proposed Maximum Aggregate Price Per Share of $63.25 and 130,493 additional shares to be registered under this Amendment No.1 to the S-3 Registration Statement filed by Intermedia at a Proposed Maximum Aggregate Price Per Share of $85.875.

(4) Computation of the Registration Fee is based on the Proposed Maximum Aggregate Price of the 2,549,381 shares to be registered under the S-3 Registration Statement filed by Intermedia on February 13, 1998 at a Proposed Maximum Aggregate Price Per Share of $63.25, which registration fee of $47,569 was previously paid on February 13, 1998, and 130,493 additional shares to be registered under this Amendment No.1 to the S-3 Registration Statement of Intermedia at a Proposed Maximum Aggregate Price Per Share of $85.875, which Registration Fee of $3,306 is being paid concurrently with the filing of this Amendment No.1 to the S-3 Registration Statement of Intermedia.


                             ---------------------



     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date or dates as the Commission, acting pursuant to said Section 8(a), may determine.

FINAL PROSPECTUS

                        INTERMEDIA COMMUNICATIONS INC.
                       2,679,874 Shares of Common Stock

         This Prospectus is being used in connection with the offering from time to time by certain holders (the "Selling Securityholders") of shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Intermedia Communications Inc., a Delaware corporation ("Intermedia"). The Selling Securityholders will have acquired 2,679,874 shares of Common Stock from Intermedia as a portion of the consideration for the acquisition by Intermedia of the Long Distance Savers group of companies ("LDS").

         The Shares may be sold from time to time in accordance with the transfer restrictions set forth in the LDS Merger Agreement (as defined herein) to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time in accordance with the transfer restrictions set forth in the LDS Merger Agreement offer the Shares through brokers, dealers or agents who may receive compensation in amounts to be negotiated immediately prior to the sale in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Shares for whom they may act as agent. The Selling Securityholders and any such brokers, dealers or agents who participate in the distribution of the Shares may be deemed to be "underwriters", and any profits on the sale of the Shares by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). To the extent the Selling Securityholders may be deemed to be underwriters, the Selling Securityholders may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See "Plan of Distribution." The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Shares by the Selling Securityholders and any other such person. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

         Intermedia will not receive any proceeds from the sale of the Shares. Intermedia has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Shares to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.
         On March 30, 1998, the closing price for the Common Stock as quoted on the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq") National Market (the "Nasdaq National Market"), under the symbol "ICIX", was $83.4375 per share.

            PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY MATTERS
             DISCUSSED UNDER THE CAPTION "RISK FACTORS" ON PAGE 1.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

         No dealer, salesman or any other person has been authorized to give any information or to make any representation other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Intermedia. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Intermedia since the date hereof.

         A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time this Registration Statement becomes effective. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

                 The date of this Prospectus is April 1, 1998.

                             AVAILABLE INFORMATION

         Intermedia is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, its Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at its Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material can also be inspected at the Web site of the Commission located at http://www.sec.gov. The Common Stock is listed on the Nasdaq National Market under the symbol "ICIX". Reports, proxy and information statements, and other information concerning Intermedia can also be inspected at the Nasdaq National Market at 1735 17 Street, N.W., Washington, D.C. 20006-1506.

         Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to this Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents or information have been filed by Intermedia with the Commission and are incorporated herein by reference:

         Intermedia's Annual Report on Form 10-K for the year ended December
             31, 1997.
         The portions of the Proxy Statement for the Annual Meeting of Stockholders of Intermedia to be held on May 20, 1998 that have been incorporated by reference into Intermedia's Annual Report on Form 10-K for the year ended December 31, 1997.
         Intermedia's Current Report on Form 8-K filed with the Commission on
             January 21, 1998.
         Intermedia's Current Report on Form 8-K filed with the Commission on
             February 12, 1998.
         Intermedia's Current Report on Form 8-K filed with the Commission on
             March 18, 1998.
         Intermedia's Current Report on Form 8-K/A filed with the Commission on March 30, 1998.
         The description of the capital stock contained in Intermedia's registration statements on Form 8-A under the Exchange Act, filed April 7, 1992, April 28, 1992 and April 30, 1992 (File No. 0-20135).

         In addition, the following information that has been filed with the Commission is incorporated herein by reference:

         The consolidated financial statements of DIGEX, Incorporated
             ("DIGEX") appearing in DIGEX's Annual Report on Form 10-KSB for the year ended December 31, 1996.

         All documents subsequently filed by Intermedia with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus will be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Intermedia hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person to Intermedia Communications Inc., 3625 Queen Palm Drive, Tampa, Florida 33619 (telephone 813-829-0011), Attention: Investor Relations, a copy of any or all of the documents referred to above (other than exhibits to such documents) which have been incorporated by reference in this Prospectus.

                                 RISK FACTORS

         Prospective investors should consider carefully the following factors relating to the business of Intermedia and this offering, in addition to other information set forth elsewhere in this Prospectus and in Intermedia's Annual Report on Form 10-K, before purchasing the Shares offered hereby.

         Limited Operations of Certain Services; History of Net Losses. Intermedia's business commenced in 1987. Substantially all of Intermedia's revenues are derived from local exchange services, enhanced data services, long distance services, integration services and certain local network services. Many of these services have only recently been initiated or their availability only recently expanded in new market areas. Intermedia is expecting to substantially increase the size of its operations in the near future. Prospective investors, therefore, have limited historical financial information about Intermedia upon which to base an evaluation of Intermedia's performance. Given Intermedia's limited operating history, there is no assurance that it will be able to compete successfully in the telecommunications business.

         The development of Intermedia's business and the expansion of its network require significant capital, operational and administrative expenditures, a substantial portion of which may be incurred before the realization of revenues. These capital expenditures will result in negative cash flow until an adequate customer base is established. Although its revenues have increased in each of the last three years, Intermedia has incurred significant increases in expenses associated with the installation of local/long distance voice switches and expansion of its fiber optic networks, services and customer base. Intermedia reported net losses attributable to common stockholders of approximately $20.7 million, $57.2 million and $284.9 million for the years ended December 31, 1995, 1996 and 1997, respectively. Intermedia expects net losses to continue for the next several years. In addition, Intermedia had negative EBITDA in 1996 and 1997. There can be no assurance that Intermedia will achieve or sustain profitability and/or positive EBITDA in the future.

         Substantial Indebtedness; Insufficiency of Earnings to Cover Fixed Charges. Intermedia is highly leveraged. At December 31, 1997, after giving pro forma effect to the acquisitions of Shared Technologies Fairchild Inc. ("Shared Technologies") and LDS and the pending acquisition of National Telecommunications of Florida, Inc. and NTC, Inc. (collectively, "National"), Intermedia would have had outstanding approximately $1.5 billion in aggregate principal amount of indebtedness and other liabilities on a consolidated basis (including trade payables) and approximately $688.9 million of obligations with respect to three outstanding series of preferred stock. The degree to which Intermedia is leveraged could have important consequences to holders of the Common Stock, including the following: (i) a substantial portion of Intermedia's cash flow from operations will be dedicated to payment of the principal and interest on its indebtedness and dividends on and the redemption of outstanding preferred stock thereby reducing funds available for other purposes; (ii) Intermedia's significant degree of leverage could increase its vulnerability to changes in general economic conditions or increases in prevailing interest rates; (iii) Intermedia's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes could be impaired; and (iv) Intermedia may be more leveraged than certain of its competitors, which may be a competitive disadvantage.

         Intermedia's historical earnings have been insufficient to cover combined fixed charges and dividends on preferred stock by $2.3 million, $3.3 million, $19.8 million, $60.0 million and $245.7 million for each of the years ended December 31, 1993, 1994, 1995, 1996 and 1997, respectively. Combined fixed charges and dividends include interest and dividends whether paid or accrued. On a pro forma basis, after giving effect to the acquisitions of Shared Technologies and LDS, and the pending acquisition of National and each of Intermedia's 1997 debt and equity offerings, as if they had been consummated at the beginning of the year, Intermedia's earnings were insufficient to cover combined fixed charges and dividends on preferred stock by $432.7 million for the year ended December 31, 1997. Intermedia anticipates that earnings will be insufficient to cover fixed charges for the next several years. In order for Intermedia to meet its debt service obligations and its dividend and redemption obligations with respect to its outstanding preferred stock, Intermedia will need to substantially improve its operating results. There can be no assurance that Intermedia's operating results will be of sufficient magnitude to enable Intermedia to meet such debt service, dividend and redemption obligations. In the absence of such operating results, Intermedia could face substantial liquidity problems and may be required to raise additional financing through the issuance of debt or equity securities; however, there can be no assurance that Intermedia would be successful in raising such financing, or the terms or timing thereof.

         Significant Capital Requirements and Need for Additional Financing. Expansion of Intermedia's existing networks and services and the development of new networks and services require significant capital expenditures. Intermedia expects to fund its capital requirements through existing resources, joint ventures, debt or equity financing, credit availability and internally generated funds. Intermedia expects that continued expansion of its business will require raising equity and/or debt by the end of fiscal 1999. Depending on market conditions, Intermedia may determine to raise additional capital before such time. There can be no assurance, however, that Intermedia will be successful in raising sufficient debt or equity on terms that it will consider acceptable. Moreover, the terms of Intermedia's outstanding indebtedness and preferred stock impose certain restrictions upon Intermedia's ability to incur additional indebtedness or issue additional preferred stock. In addition, Intermedia's future capital requirements will depend upon a number of factors, including marketing expenses, staffing levels and customer growth, as well as other factors that are not within Intermedia's control, such as competitive conditions, government regulation and capital costs. Failure to generate sufficient funds may require Intermedia to delay or abandon some of its future expansion or expenditures, which would have a material adverse effect on its growth and its ability to compete in the telecommunications industry.

         Lack of Dividend History. Intermedia has never declared or paid any cash dividends on its Common Stock and does not expect to declare any such dividends in the foreseeable future. Payment of any future dividends will depend upon earnings and capital requirements of Intermedia, Intermedia's debt facilities and other factors the Board of Directors considers appropriate. Intermedia intends to retain earnings, if any, to finance the development and expansion of its business, and therefore does not anticipate paying any dividends in the foreseeable future. In addition, the terms of the outstanding indebtedness and preferred stock restrict the payment of dividends on Common Stock. Intermedia may also establish a bank credit facility which may be secured by a substantial portion of the assets of Intermedia and would contain additional dividend restrictions.

         Risks Associated with Acquisitions. Intermedia has recently consummated its acquisitions of Shared Technologies and LDS and has entered into a definitive agreement to acquire National. Such acquisitions could divert the resources and management time of Intermedia and would require integration with Intermedia's existing networks and services. There can be no assurance that the pending acquisition of National will be consummated or that any other acquisitions will occur or that any such acquisitions, including the acquisitions of Shared Technologies and LDS and the pending acquisition of National, if made, would be on terms favorable to Intermedia or would be successfully integrated into Intermedia's operations.

         Consistent with its strategy, Intermedia is currently evaluating and often engages in discussions regarding various acquisition opportunities. These acquisitions could be funded by cash on hand and/or Intermedia's securities. It is possible that one or more of such possible future acquisitions, if completed, could adversely affect Intermedia's funds from operations or cash available for distribution, in the short term, in the long term or both, or increase Intermedia's debt, or such an acquisition could be followed by a decline in the market value of Intermedia's securities.

         Failure to Obtain Third Party Consents in connection with an Acquisition or Merger. Intermedia has consummated a number of acquisitions over the past two years, including the acquisitions of Shared Technologies and LDS, and expects to consummate additional acquisitions during the current fiscal year. In connection therewith, Intermedia may not have obtained or, as in the case of the acquisition of Shared Technologies and LDS, may have elected not to seek, and in connection with future acquisitions may elect not to seek, all required consents from third parties with respect to acquired contracts. If an acquired contract required the consent of a third party and such consent was not obtained, the third party could assert a breach of the contract. Intermedia believes that the failure to obtain any such third party consents should not result in any material adverse consequences to Intermedia, although there can be no assurance that such a consequence will not result.

         Year 2000 Risk. Intermedia has implemented a Year 2000 program to ensure that its computer systems and applications will function properly beyond 1999. Intermedia believes that it has allocated adequate resources for this purpose and expects its date conversion program to be successfully completed on a timely basis. There can, however, be no assurance that this will be the case. Intermedia does not expect to incur significant expenditures to address this issue. The ability of third parties with whom Intermedia transacts business to adequately address their Year 2000 issues is outside of Intermedia's control. There can be no assurance that the failure of Intermedia or such third parties to adequately address their respective Year 2000 issues will not have a material adverse effect on the Intermedia's business, financial condition, cash flows and results of operations.

         Regulatory Approval Relating to 1997 and 1998 Offerings. Certain states in which Intermedia is certificated provide for prior approval or notification of the issuance of securities by Intermedia. Because of time constraints, Intermedia did not obtain approval from all such states prior to the consummation of the offerings of its securities during 1997 and will not have received approvals from four states for the issuance of securities in connection with the acquisition of LDS prior to the time the acquisition is consummated. The requirements for these filings may have been pre-empted by the National Securities Market Improvement Act of 1996, although there is no case law on this point. Intermedia has filed all of the necessary notifications and applications for approval in these states. After consultation with counsel, Intermedia believes the remaining regulatory approvals will be granted and that obtaining such approvals subsequent to the offerings should not result in any material adverse consequences to Intermedia, although there can be no assurance that such a consequence will not result.

         Maintenance of Peering Relationships. The Internet is comprised of many Internet service providers ("ISPs") who operate their own networks and interconnect with other ISPs at various peering points. The establishment and maintenance of peering relationships with other ISPs is necessary to exchange traffic with other ISPs without having to pay settlement charges. Although Intermedia meets the industry's current standards for peering, there is no assurance that other national ISPs will maintain peering relationships with Intermedia. In addition, there may develop increasing requirements associated with maintaining peering relationships with the major national ISPs with which Intermedia may have to comply. There can be no assurance that Intermedia will be able to expand or adapt its network infrastructure to meet the industry's evolving standards on a timely basis, at a commercially reasonable cost, or at all.

         Potential Liability of On-Line Service Providers. The law in the United States relating to the liability of on-line service providers and ISPs for information carried on, disseminated through or hosted on their systems is currently unsettled. Several private lawsuits seeking to impose such liability are currently pending. In one case brought against an ISP, Religious Technology Center v. Netcom On-Line Communication Services, Inc., the United States District Court for the Northern District of California ruled in a preliminary phase that, under certain circumstances, ISPs could be held liable for copyright infringement. The Telecommunications Act of 1996 (the "1996 Act") prohibits and imposes criminal penalties for using an interactive computer service to transmit certain types of information and content, such as indecent or obscene communications. On June 26, 1997, the Supreme Court affirmed the decision of a panel of three federal judges which granted a preliminary injunction barring enforcement of this portion of the 1996 Act to the extent enforcement is based upon allegations other than obscenity or child pornography as an impermissible restriction on the First Amendment's right of free speech. In addition, numerous states have adopted or are currently considering similar types of legislation. The imposition upon ISPs or Web hosting sites of potential liability for materials carried on or disseminated through their systems could require Intermedia to implement measures to reduce its exposure to such liability, which could require the expenditure of substantial resources or the discontinuation of certain product or service offerings. Intermedia believes that it is currently unsettled whether the 1996 Act prohibits and imposes liability for any services provided by Intermedia should the content or information transmitted be subject to the statute. The increased attention focused upon liability issues as a result of these lawsuits, legislation and legislative proposals could affect the growth of Internet use. Any such liability or asserted liability could have a material adverse effect on Intermedia's business, financial condition and results of operations.

         Dependence upon Network Infrastructure; Risk of System Failure; Security Risks. Intermedia's success in marketing its services to business and government users requires that Intermedia provide superior reliability, capacity and security via its network infrastructure. Intermedia's networks are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other factors, certain of which have caused, and will continue to cause, interruptions in service or reduced capacity for Intermedia's customers. Similarly, Intermedia's ISP business relies on the availability of its network infrastructure for the provision of Internet connectivity. Interruptions in service, capacity limitations or security breaches could have a material adverse effect on Intermedia's business, financial condition and results of operations.

         Expansion Risk. Intermedia is experiencing a period of rapid expansion which management expects will increase in the near future. This growth has increased the operating complexity of Intermedia as well as the level of responsibility for both existing and new management personnel. Intermedia's ability to manage its expansion effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. Intermedia's inability to effectively manage its expansion could have a material adverse effect on its business.

         A portion of Intermedia's expansion may occur through acquisitions as an alternative to direct investments in the assets required to implement the expansion. No assurance can be given that suitable acquisitions can be identified, financed and completed on acceptable terms, or that Intermedia's future acquisitions, if any, will be successful or will not impair Intermedia's ability to service its outstanding obligations.

         Risks of Implementation; Need to Obtain Permits and Rights of Way. Intermedia is continuing to expand its existing networks. Intermedia has identified other expansion opportunities and is currently extending the reach of its networks to pursue such opportunities. There can be no assurance that Intermedia will be able to expand its existing networks on a timely basis. The expansion of Intermedia's existing networks and its construction or acquisition of new networks will be dependent, among other things, on its ability to acquire rights-of-way and any required permits on satisfactory terms and conditions and on its ability to finance such expansion, acquisition and construction. In addition, Intermedia may require pole attachment agreements with utilities and incumbent local exchange carriers ("ILECs") to operate existing and future networks, and there can be no assurance that such agreements will be obtained or obtainable on reasonable terms. These factors and others could adversely affect the expansion of Intermedia's customer base on its existing networks and commencement of operations on new networks. If Intermedia is not able to expand, acquire or construct its networks in accordance with its plans, the growth of its business would be materially adversely affected.

         Competition. In each of its markets, Intermedia faces significant competition for the local network services, including local exchange services it offers from ILECs, which currently dominate their local telecommunications markets. ILECs have long-standing relationships with their customers, which relationships may create competitive barriers. Furthermore, ILECs may have the potential to subsidize competitive service from monopoly service revenues. In addition, a continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors for Intermedia. Intermedia also faces competition in most markets in which it operates from one or more integrated communications services providers ("ICPs") and ILECs operating fiber optic networks. In addition, Intermedia faces competition in its integration services business from equipment manufacturers, the regional Bell operating companies ("RBOCs") and other ILECs, long distance carriers and systems integrators, and in its enhanced data services business (including Internet) from local telephone companies, long distance carriers, very small aperture terminal ("VSAT") providers, other ISPs and others. In particular, the market for Internet services is extremely competitive and there are limited barriers to entry. Many of Intermedia's existing and potential competitors have financial, personnel and other resources significantly greater than those of Intermedia.

         Intermedia believes that various legislative initiatives, including the 1996 Act, have removed most of the remaining legislative barriers to local exchange competition. Nevertheless, in light of the passage of the 1996 Act, regulators are also likely to provide ILECs with increased pricing flexibility as competition increases. If ILECs are permitted to lower their rates substantially or engage in excessive volume or term discount pricing practices for their customers, the net income or cash flow of ICPs and competitive local exchange carriers ("CLECs"), including Intermedia, could be materially adversely affected. In addition, while Intermedia currently competes with AT&T, MCI and others in the interexchange services market, recent federal legislation permits the RBOCs to provide interexchange services once certain criteria are met. Once the RBOCs begin to provide such services, they will be in a position to offer single source service similar to that being offered by Intermedia. Recently, a Federal District Court in Texas found unconstitutional certain provisions of the 1996 Act restricting the RBOCs from offering long distance service in their operating regions until they could demonstrate that their networks have been made available to competitive providers of local exchange services in those regions. This decision has been stayed pending appeal. If that decision is permitted to stand, it could result in RBOCs providing interexchange service in their operating regions sooner than previously expected. In addition, AT&T and MCI have entered, and other interexchange carriers have announced their intent to enter, the local exchange services market, which is facilitated by the 1996 Act's resale and unbundled network element provisions. Intermedia cannot predict the number of competitors that will emerge as a result of existing or new federal and state regulatory or legislative actions. Competition from the RBOCs with respect to interexchange services or from AT&T, MCI or others with respect to local exchange services could have a material adverse effect on Intermedia's business.

         Regulation. Intermedia is subject to varying degrees of federal, state and local regulation. Intermedia is not currently subject to price cap or rate of return regulation at the state or federal level, nor is it currently required to obtain Federal Communication Commission ("FCC") authorization for the installation, acquisition or operation of its interstate network facilities. Further, the FCC issued an order holding that non-dominant carriers, such as Intermedia, are required to withdraw interstate tariffs for domestic long distance service. That order has been stayed by a federal appeals court and it is not clear at this time whether the detariffing order will be implemented. Until further action is taken by the court, Intermedia will continue to maintain tariffs for these services. In June 1997, the FCC issued another order stating that non-dominant carriers, such as Intermedia, could withdraw their tariffs for interstate access services. While Intermedia has no immediate plans to withdraw its tariff, this FCC order allows Intermedia to do so. The FCC does require Intermedia to file tariffs on an ongoing basis for international traffic.

         On May 16, 1997, the FCC released an order that fundamentally restructured the "access charges" that ILECs charge to interexchange carriers and end user customers. Intermedia believes that the FCC's new access charge rules do not adversely affect Intermedia's business plan, and that they in fact present significant new opportunities for new entrants, including Intermedia. Aspects of the access charge order may be changed in the future. Numerous parties have either filed appeals with federal courts or asked the FCC to reconsider portions of its new rules.

         Intermedia is generally subject to certification or registration and tariff or price list filing requirements for intrastate services by state regulators. The 1996 Act and the issuance by the FCC of rules governing local competition, particularly those requiring the interconnection of all networks and the exchange of traffic among the ILEC and CLECs, as well as pro-competitive policies already developed by state regulatory commissions, have caused fundamental changes in the structure of the markets for local exchange services. On July 18, 1997, the U.S. Court of Appeals for the Eighth Circuit issued a decision vacating the FCC's pricing and "most favored nation" rules, as well as certain other of the FCC's interconnection rules. On October 14, 1997, the Eighth Circuit issued an order clarifying its previous decision. In this order, the Court held that ILECs have an obligation under the 1996 Act to offer other carriers access to the ILECs' network elements on an unbundled basis, but the ILECs do not have an obligation to recombine those elements for use by other carriers. The FCC's and other parties' petitions to the Supreme Court requesting review of these decisions have been granted. Most recently, on January 22, 1998, the Eighth Circuit reiterated that the FCC is bound by the pricing policies of the state regulatory commissions regarding interconnection, unbundled access, resale and transport and termination of local telecommunications traffic and rebuffed what it perceived as an attempt by the FCC to condition the RBOCs' provision of in-region long distance service on compliance with federal pricing policies regarding these items. Even though these decisions restrict the role of the FCC in pricing and other issues, these issues remain subject to scrutiny and oversight by state regulatory commissions.

         Although passage of the 1996 Act should result in increased opportunities for companies that are competing with the ILECs, no assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry would not have a material adverse effect on Intermedia.

         Moreover, while the 1996 Act reduces regulation to which non-dominant local exchange carriers are subject, it also reduces the level of regulation that applies to the ILECs and increases their ability to respond quickly to competition from Intermedia and others. For example, proposals pending before the FCC may permit ILECs to change service rates more quickly and provide them with greater pricing flexibility. In addition, the 1996 Act will permit RBOCs, for the first time, to offer long distance service in the regions where they provide local exchange service upon demonstrating to the FCC and state regulatory agencies that they have complied with the FCC's interconnection regulations designed to foster local exchange competition. While the FCC has not approved the applications to provide in-region long distance service filed to date, it may do so in the future. On December 31, 1997, a federal District Court in Texas found unconstitutional the provisions of the 1996 Act restricting RBOCs from providing long distance service in-region until they made such a demonstration. The Court has stayed the decision and the issue is under appeal but if the decision is upheld, RBOCs may be able to offer in-region long distance service earlier than otherwise expected. RBOCs would then be able to offer a combination of local and interexchange service to customers in direct competition with Intermedia's service offerings.

         Potential Diminishing Rate of Growth. During the period from 1994 through 1997, Intermedia's revenues grew at a compound annual growth rate of 158.8% (including the effect of acquisitions). While Intermedia expects to continue to grow, as its size increases it is likely that its rate of growth will diminish.

         Risk of New Service Acceptance by Customers. Intermedia has recently introduced a number of services, primarily local exchange services, that Intermedia believes are important to its long-term growth. The success of these services will be dependent upon, among other things, the willingness of customers to accept Intermedia as the provider of such services. No assurance can be given that such acceptance will occur; the lack of such acceptance could have a material adverse effect on Intermedia.

         Rapid Technological Changes. The telecommunications industry is subject to rapid and significant changes in technology. While Intermedia believes that, for the foreseeable future, these changes will neither materially affect the continued use of its fiber optic networks nor materially hinder its ability to acquire necessary technologies, the effect on the business of Intermedia of technological changes such as changes relating to emerging wireline and wireless transmission technologies, including software protocols, cannot be predicted.

         Dependence on Key Personnel. Intermedia's business is managed by a small number of key management and operating personnel, the loss of certain of whom could have a material adverse impact on Intermedia's business. Intermedia believes that its future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. None of Intermedia's key executives is a party to a long-term employment agreement with Intermedia.

         Risk of Cancellation or Non-Renewal of Network Agreements, Licenses and Permits. Intermedia has lease and/or purchase agreements for rights-of-way, utility pole attachments, conduit and dark fiber for its fiber optic networks. Although Intermedia does not believe that any of these agreements will be cancelled in the near future, cancellation or non-renewal of certain of such agreements could materially adversely affect Intermedia's business in the affected metropolitan area. In addition, Intermedia has certain licenses and permits from local government authorities. The 1996 Act requires that local government authorities treat telecommunications carriers in a competitively neutral, non-discriminatory manner, and that most utilities, including most ILECs and electric companies, afford alternative carriers access to their poles, conduits and rights-of-way at reasonable rates on non-discriminatory terms and conditions. There can be no assurance that Intermedia will be able to maintain its existing franchises, permits and rights or to obtain and maintain the other franchises, permits and rights needed to implement its strategy on acceptable terms.

         Business Combinations; Change of Control. Intermedia has from time to time held, and continues to hold, preliminary discussions with (i) potential strategic investors who have expressed an interest in making an investment in or acquiring Intermedia and (ii) potential joint venture partners looking toward the formation of strategic alliances that would expand the reach of Intermedia's networks or services without necessarily requiring an additional investment in Intermedia. In addition to providing additional growth capital, management believes that an alliance with an appropriate strategic investor would provide operating synergy to, and enhance the competitive positions of, both Intermedia and the investor within the rapidly consolidating telecommunications industry. There can be no assurance that agreements for any of the foregoing will be reached. An investment, business combination or strategic alliance could constitute a change of control. A change of control would require Intermedia to repay its outstanding indebtedness and one series of its outstanding preferred stock. A change of control also requires Intermedia to offer to redeem its other outstanding series of preferred stock. If a change of control does occur, there is no assurance that Intermedia would have sufficient funds, or could obtain any additional debt or equity financing necessary, to make such repayments and redemptions.

         Anti-Takeover Provisions. Intermedia's Certificate of Incorporation and Bylaws, the provisions of the Delaware General Corporation Law (the "DGCL") and Intermedia's outstanding indebtedness and preferred stock may make it difficult in some respects to effect a change in control of Intermedia and replace incumbent management. In addition, Intermedia's Board of Directors has adopted a Stockholder's Rights Plan, pursuant to which rights to acquire a series of preferred stock, exercisable upon the occurrence of certain events, were distributed to its stockholders. The existence of these provisions may have a negative impact on the price of the Common Stock, may discourage third party bidders from making a bid for Intermedia or may reduce any premiums paid to stockholders for their Common Stock. In addition, the Board has the authority to fix the rights and preferences of, and to issue shares of, Intermedia's preferred stock, which may have the effect of delaying or preventing a change in control of Intermedia without action by its stockholders.

         Shares Eligible for Future Sale. Future sales of shares by existing stockholders under Rule 144 of the Securities Act or pursuant to currently effective registration statements, or through the exercise of outstanding registration rights or the issuance of shares of Common Stock upon the exercise of options or warrants or conversion of convertible securities, including two outstanding series of convertible preferred stock, could materially adversely affect the market price of shares of Common Stock and could materially impair Intermedia's future ability to raise capital through an offering of equity securities. Substantially all of Intermedia's outstanding shares, other than those held by affiliates, are covered by effective registration statements or are transferable without restriction under the Securities Act. Additionally, the purchase price for the acquisition of National will be funded at least in part through the issuance of Common Stock. No predictions can be made as to the effect, if any, that market sales of such shares or the availability of such shares for future sale will have on the market price of shares of Common Stock prevailing from time to time.

         Class Action by DIGEX Stockholders. On June 5, 1997, Intermedia announced that it had agreed to acquire 100% of the outstanding equity of DIGEX (the "DIGEX Acquisition"). The acquisition was consummated through a tender offer for all of the outstanding shares of DIGEX, which closed on July 9, 1997, followed by a cash merger effective on July 11, 1997 (the "DIGEX Merger").

         On June 20, 1997, two purported class action complaints were filed in the Court of Chancery of the State of Delaware in and for New Castle County respectively by TAAM Associates, Inc. and David and Chaile Steinberg (the "Complaints"), purported stockholders of DIGEX, on behalf of all non-affiliated common stockholders of DIGEX, against Intermedia, DIGEX and the Directors of DIGEX (the "DIGEX Directors"). The Complaints allege that the DIGEX Directors violated their fiduciary duties to the public stockholders of DIGEX by agreeing to vote in favor of the DIGEX Merger and that Intermedia knowingly aided and abetted such violation by offering to retain DIGEX management in their present positions and consenting to stock option grants to certain executive officers of DIGEX. The Complaints sought preliminary and permanent injunctions enjoining the DIGEX Merger, but no applications were made for such injunctions prior to the consummation of the DIGEX Merger on July 11, 1997. In addition, the Complaints seek cash damages from the DIGEX Directors. In August 1997, a motion to dismiss the Complaints was filed on behalf of Intermedia, DIGEX and the DIGEX Directors. The action has been dormant since that time.

         These cases are in their very early stages and no assurance can be given as to their ultimate outcome. Intermedia, after consultation with its counsel, believes that there are meritorious factual and legal defenses to the claims in the Complaints. Intermedia intends to defend vigorously the claims in the Complaints.

         Forward Looking Statements. The statements contained in this Prospectus that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "expects," "intends," "believes" or the negative thereof or other variations thereon or comparable terminology or by discussions of strategy that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements are only estimates or predictions. No assurance can be given that future results will be achieved. Actual events or results may differ materially as a result of risks facing Intermedia or actual events differing from the assumptions underlying such statements.

                                  THE COMPANY

                  Intermedia is a rapidly growing ICP delivering local, long distance, enhanced data and Internet-related services to business and government customers. Intermedia is the largest domestic independent company among those companies generally referred to as CLECs (based upon annualized telecommunications services revenues and assuming the closing of the announced transaction between AT&T, Inc. and Teleport Communications Group, Inc.) and is also the largest provider of shared tenant telecommunications services in the United States. As a tier-one ISP and the fourth largest (based on number of nodes) frame relay provider in the United States, Intermedia is also a leading provider of enhanced data services to business and government customers. Intermedia provides services to its customers throughout the United States and in selected international markets through a combination of owned and leased network facilities. As an ICP with over ten years experience focusing on business and government customers, Intermedia believes it is positioned to take advantage of technical, regulatory and market dynamics which currently promote demand for a fully integrated set of communications services.

         Intermedia was incorporated in the State of Delaware on November 9, 1987, as the successor to a Florida corporation that was founded in 1986. Intermedia's principal offices are located at 3625 Queen Palm Drive, Tampa, Florida 33619, and its telephone number is (813) 829-0011.

Recent Developments

         Acquisitions. In March 1998, Intermedia consummated the acquisition of LDS for a purchase price of approximately $151.0 million, of which approximately $130.0 million is payable in Intermedia Common Stock and approximately $21.0 million is payable in cash, in each case, subject to certain adjustments. LDS is an established regional interexchange carrier, providing long distance services and Internet access to more than 45,000 business subscribers and employing over 100 sales and customer service professionals in Louisiana, Texas, Oklahoma, Mississippi and Florida. The acquisition of LDS will provide a significant time-to-market advantage in a region important to Intermedia's expansion plan, while also contributing an experienced regional management team and established sales platform. Because LDS's service portfolio and footprint complements that of Intermedia, Intermedia believes that the pending acquisition of LDS also presents significant synergy realization opportunities. By joining forces with an established operating company with a staff of experienced sales, management and technical personnel, Intermedia expects to consolidate its position in these southern markets.


                                USE OF PROCEEDS

         Intermedia is not selling any of the Shares and will not receive any proceeds from the sale of the Shares by the Selling Securityholders.

                          THE SELLING SECURITYHOLDERS

         The following table sets forth, as of the closing of the acquisition of LDS, certain information regarding the Selling Securityholders' ownership of Intermedia's Common Stock. Unless otherwise disclosed in the footnotes to the table, no Selling Securityholder has held any position, office or had any other material relationship with Intermedia, its predecessors or affiliates during the past three years. To the knowledge of Intermedia, except as disclosed below, the Selling Securityholders own all of the Shares and do not own, nor have any rights to acquire, any other shares of Common Stock as of the date of this Prospectus.



                                                Beneficially Owned Prior
                                                   to This Offering(1)
                                               --------------------------
                                                 Number of     Percent of          Offered            Beneficially Owned
Name of Selling Securityholder                     Shares       Shares(2)         for Sale          After This Offering(1)
------------------------------                     ------       ---------         --------          ----------------------
Freddy Nolan                                     1,024,973       5.01%                1,024,973                0
Reba Nolan                                           4,386         *                      4,386                0
William L. Montgomery                              388,036       1.90%                  388,036                0
William D. Hoover                                  146,241         *                    146,241                0
Gayle D. Hoover Trust                              128,178         *                    128,178                0
Terri Hoover Debnam                                248,328       1.21%                  248,328                0
Gary D. Hoover                                     248,519       1.22%                  248,519                0
Stephanie Hoover Trust                             258,096       1.26%                  258,096                0
Christopher B. Chelette                             13,232         *                     13,232                0
Avril L. Fowler, Jr.                                13,232         *                     13,232                0
Garry L. Findley                                     6,748         *                      6,748                0
Gary L. Woodruff                                    23,828         *                     23,828                0
Lyn D. Johnson                                      23,828         *                     23,828                0
John R. Hollis Trust                                32,123         *                     32,123                0
Wesley R. Johnson and Deanna
V. Johnson                                          23,828         *                     23,828                0
Kenneth Doughty, Trustee of the
Kenneth Doughty Revocable
Trust under agreement dated
4/7/94                                              16,061         *                     16,061                0
Florene Doughty Revocable Trust                     16,061         *                     16,061                0
Larry Ferk                                           1,976         *                      1,976                0

                                                Beneficially Owned Prior
                                                   to This Offering(1)
                                               --------------------------
                                                 Number of     Percent of          Offered            Beneficially Owned
Name of Selling Securityholder                     Shares       Shares(2)         for Sale          After This Offering(1)
------------------------------                     ------       ---------         --------          ----------------------
William N. Montgomery                             5,883            *               5,883                       0
Michael T. Montgomery                             5,883            *               5,883                       0
Thomas A. Winkler                                   988            *                 988                       0
Michael L. Tinnerello                               988            *                 988                       0
Robert J. Calibani                                1,976            *               1,976                       0
Albert D. Burson                                    988            *                 988                       0
Morgan Family Revocable Trust
Joseph B. Morgan, III and  Paula
K. Morgan, Trustees                               1,976            *               1,976                       0
Pat O. Daily Revocable Trust
Pat O. Daily, Trustee                             1,976            *               1,976                       0
Mary Lee Daily Prout Revocable
Trust, Mary L. Prout, Trustee                     1,976            *               1,976                       0
Jason Doughty                                       494            *                 494                       0
Alicia Nolan                                      9,768            *               9,768                       0
Ashley Nolan                                      9,768            *               9,768                       0
Madeline Hoover                                   9,768            *               9,768                       0
Matthew Debnam                                    3,256            *               3,256                       0
Emily Debnam                                      3,256            *               3,256                       0
Mallory Debnam                                    3,256            *               3,256                       0

         *Less than one percent. Based on 17,774,248 shares of common stock outstanding on March 27, 1998 plus 2,679,874 shares to be issued in connection with the acquisition of LDS.

(1) Under the rules of the Commission, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the securities beneficially owned.

(2) The percentage of shares beneficially owned by each Selling Securityholder is based on 20,454,122 shares of common stock (17,774,248 shares of common stock outstanding on March 27, 1998 plus 2,679,874 shares which will be issued at the closing of the acquisition of LDS).


         The 2,679,874 Shares to be owned by the Selling Securityholders represent all of the securities covered by this Registration Statement of which this Prospectus is a part. The 2,679,874 Shares would have had an aggregate market value of approximately $223,601,986.88 on March 30, 1998 (based on the $83.4375 per share closing price of the Common Stock on that date). Upon the closing of the that certain Acquisition Agreement dated as of December 17, 1997 among Intermedia and the holders of interest in LDS (the "LDS Merger Agreement"), a pro-rata amount of the Shares owned by the Selling Securityholders will be held in escrow for certain obligations they may have under the LDS Merger Agreement, as described below.

         A total of approximately 52,581 Shares (the "Purchase Price Escrow Shares") will be held by an escrow agent (the "Escrow Agent") until a final determination of the adjustments to the purchase price for the acquisition of LDS is determined. After such final determination, the Purchase Price Escrow Shares will either be released to the Selling Securityholder or returned to Intermedia and subsequently canceled.

         A total of approximately 87,634 Shares (the "Indemnity Escrow Shares") will be held by the Escrow Agent as security for certain indemnification obligations of the Selling Securityholders pursuant to the LDS Merger Agreement. For a period of three years following the Closing Date (the "Indemnification Period"), Intermedia may assert claims for indemnification against the Indemnity Escrow Shares. At the expiration of the Indemnification Period, the Escrow Agent shall deliver any remaining Indemnity Escrow Shares to the Selling Securityholders.

         Any Purchase Price Escrow Shares or Indemnity Escrow Shares which are required to be delivered to satisfy a payment or indemnity obligation under the LDS Merger Agreement shall be deemed to be valued at $51.1875 per Share, notwithstanding the actual market or other value of the Shares at the time of delivery.

         The Shares will be acquired by the Selling Securityholders pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. Pursuant to the LDS Merger Agreement, the Selling Securityholders have agreed that they will not sell or transfer more than 1/12th of the Shares during each of the 12 months following the date of the closing of the LDS Merger Agreement (calculated on a cumulative basis). However, this restriction will not prohibit (i) a person or entity to which the Shares are pledged from selling such Shares after a default in the obligations secured by such pledge or (ii) a Selling Securityholder from selling such Shares upon the announcement by Intermedia of a Change in Control of Intermedia (as defined in the LDS Merger Agreement), whereupon the foregoing restriction on the sale or transfer of the Shares will immediately lapse.

         In addition, the LDS Merger Agreement requires Intermedia to file a registration statement covering the Shares and to use its reasonable efforts to keep such registration statement continuously effective for a period of two years following the date on which it is declared effective (or, except as otherwise provided in the LDS Merger Agreement, to immediately file a new registration statement in the event such effectiveness lapses at any time during such two-year period). Intermedia has filed this Registration Statement to fulfill its obligations under the LDS Merger Agreement.

                             PLAN OF DISTRIBUTION

         Intermedia will not receive any proceeds from the sale of the Shares offered hereby. The Shares may be sold from time to time in accordance with the transfer restrictions set forth in the LDS Merger Agreement to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time in accordance with the transfer restrictions set forth in the LDS Merger Agreement offer the Shares through brokers, dealers or agents who may receive compensation in amounts to be negotiated immediately prior to the sale in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Shares for whom they may act as agent. The Selling Securityholders and any such brokers, dealers or agents who participate in the distribution of the Shares may be deemed to be "underwriters", and any profits on the sale of the Shares by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Securityholders may be deemed to be underwriters, the Selling Securityholders may be subject to certain statutory liabilities under the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

         The Shares offered hereby may be sold by the Selling Securityholders or by pledgees, donees, transferees or other successors in interest from time to time in one or more transactions in accordance with the restrictions on transfer of the Shares set forth in the LDS Merger Agreement. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of such exchange; (e) face-to-face transactions between sellers and purchasers without a broker-dealer; (f) through the writing of options; and (g) other methods. In addition, the Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 of the Securities Act rather than pursuant to this Prospectus. From time to time, the Selling Securityholders may engage in short sales, short sales versus the box, puts and calls and other transactions in the Shares or derivatives thereof, and may sell and deliver the Shares in connection therewith.

         To the best knowledge of Intermedia, there are currently no plans, arrangements or understandings between any Selling Securityholders and any broker, dealer, agent or underwriter regarding the sale of the Shares by the Selling Securityholders. There is no assurance that any Selling Securityholder will sell any or all of the Shares offered by it hereunder or that any such Selling Securityholder will not transfer, devise or gift such Shares by other means not described herein.

         The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Shares by the Selling Securityholders and any other such person. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Intermedia's Certificate of Incorporation provides that Intermedia will to the fullest extent permitted by the DGCL indemnify all persons whom it may indemnify pursuant thereto. Intermedia's Bylaws contain a similar provision requiring indemnification of Intermedia's directors and officers to the fullest extent authorized by the DGCL. The DGCL permits a corporation to indemnify its directors and officers (among others) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought (or threatened to be brought) by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made for expenses (including attorneys' fees) actually and reasonably incurred by directors and officers in connection with the defense or settlement of such action if they had acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to Intermedia unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. The DGCL further provides that, to the extent any director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. In addition, Intermedia's Certificate of Incorporation contains a provision limiting the personal liability of Intermedia's directors for monetary damages for certain breaches of their fiduciary duty. Intermedia has indemnification insurance under which directors and officers are insured against certain liability that may occur in their capacity as such.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Intermedia pursuant to the foregoing provisions, Intermedia has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 LEGAL MATTERS

         The legality of the securities offered hereby has been passed upon for Intermedia by Kronish, Lieb, Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036-7798. Ralph J. Sutcliffe, a partner of Kronish, Lieb, Weiner & Hellman LLP, beneficially owns 5,745 shares of the Common Stock and a warrant to purchase 100,000 shares of Common Stock at an exercise price of $41.50 per share.

                                    EXPERTS

         The consolidated financial statements and schedule of Intermedia Communications Inc. and Subsidiaries appearing in Intermedia Communication Inc. and Subsidiaries' Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Shared Technologies Fairchild Inc. and Subsidiaries appearing in Intermedia Communications Inc. and Subsidiaries' Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of DIGEX, Incorporated, appearing in DIGEX, Incorporated's Annual Report (Form 10-KSB) for the year ended December 31, 1996, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The December 31, 1996 audited financial statements of Shared Technologies Fairchild Inc. incorporated by reference in this Prospectus and in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

         The consolidated statements of operations, stockholders' equity and cash flows of Shared Technologies Fairchild Inc. and Subsidiaries for the year ended December 31, 1995 incorporated by reference in this Prospectus have been audited by Rothstein, Kass & Company, P.C., independent certified public accountants, as indicated in their report, which includes an explanatory paragraph relating to the changing of the method of accounting for its investment in one of its subsidiaries, with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following statement sets forth the expenses payable in connection with this Registration Statement (estimated except for the registration fee), all of which will be borne by Intermedia:

Securities and Exchange Commission filing fee.....................  $50,875
Legal fees and expenses...........................................  $25,000
Accountant's fees and expenses....................................  $15,000
Miscellaneous ....................................................  $10,000
                                                                    -------
Total.............................................................  $100,875
                                                                    ========

Item 15.  Indemnification of Directors and Officers.

         Intermedia's Certificate of Incorporation provides that Intermedia will to the fullest extent permitted by the DGCL indemnify all persons whom it may indemnify pursuant thereto. Intermedia's Bylaws contain a similar provision requiring indemnification of Intermedia's directors and officers to the fullest extent authorized by the DGCL. The DGCL permits a corporation to indemnify its directors and officers (among others) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought (or threatened to be brought) by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made for expenses (including attorneys' fees) actually and reasonably incurred by directors and officers in connection with the defense or settlement of such action if they had acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to Intermedia unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. The DGCL further provides that, to the extent any director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. In addition, Intermedia's Certificate of Incorporation contains a provision limiting the personal liability of Intermedia's directors for monetary damages for certain breaches of their fiduciary duty. Intermedia has indemnification insurance under which directors and officers are insured against certain liability that may occur in their capacity as such.

Item 16.  Exhibits and Financial Data Schedules.

(a) Exhibits


2.1        --   Agreement and Plan of Merger, dated as of June 4, 1997, among
                Intermedia, Daylight Acquisition Corp. and DIGEX,
                Incorporated. Exhibit 99(c)(1) to Intermedia's Schedule 14D-1 filed with the Commission on June 11, 1997 is incorporated herein by reference.

2.2        --   Agreement and Plan of Merger, dated as of November 20, 1997, by and among Intermedia, Moonlight Acquisition Corp. and Shared Technologies Fairchild Inc. Exhibit 99(c)(1) to
                Intermedia's Schedule 14D-1 and Schedule 13D filed with the
                Commission on November 26, 1997 is incorporated herein by reference.

2.3        --   Acquisition Agreement, dated as of December 17, 1997, among
                Intermedia and the holders of interest in the Long Distance
                Savers companies. Exhibit 2.3 to Amendment No. 1 to
                Intermedia's Form S-3 filed with the Commission on January 14,
                1998 is incorporated herein by reference.

2.4        --   Agreement and Plan of Merger dated as of February 11, 1998 among Intermedia, Sumter One Acquisition, Inc., Sumter Two
                Acquisition, Inc., National Telecommunications of Florida,
                Inc., NTC, Inc. and the stockholders of National. Exhibit 2.4 to Intermedia's Form S-3 Filed with the Commission on February
                13, 1998 is incorporated by reference.

5.1*       --   Opinion of Kronish, Lieb, Weiner & Hellman LLP.

12.1*      --   Statement of Computation of Ratios of Earnings to Fixed Charges

23.1*      --   Consent of Kronish, Lieb, Weiner & Hellman LLP (included in
                Exhibit 5.1 hereto).

23.2*      --   Consent of Ernst & Young LLP.

23.3*      --   Consent of Ernst & Young LLP.

23.4*      --   Consent of Ernst & Young LLP.

23.5*      --   Consent of Arthur Andersen LLP

23.6*      --   Consent of Rothstein, Kass & Company, P.C.

24.1       --   Power of Attorney is set forth on the signature page of this
                Registration Statement.

*  Filed herewith.  All other exhibits have been previously filed.

(b)  Financial Data Schedules

     Financial Data Schedules are not required to be filed since all financial statements have been previously included in filings with the Commission.

Item 17.  Undertakings.

                The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                        (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                        (iii) To include any material information with respect to the Plan of Distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Intermedia pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on this 31st day of March, 1998.

                                   INTERMEDIA COMMUNICATIONS INC.

                                   By: /s/ Robert M. Manning
                                       -----------------------------------------
                                         Robert M. Manning,
                                         Chief Financial Officer and Senior Vice
                                         President

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                         Signature                                        Title                   Date
                         ---------                                        -----                   ----

Principal Executive Officers:


By:                     *                                        Chairman of the Board,       March 31, 1998
      ------------------------------------------
            David C. Ruberg                                        President and Chief
                                                                    Executive Officer

Principal Financial and Accounting Officers:


By:    /s/ Robert M. Manning                                   Chief Financial Officer and    March 31, 1998
      ------------------------------------------
            Robert M. Manning                                     Senior Vice President

By:                     *                                         Controller and Chief        March 31, 1998
      ------------------------------------------
            Jeanne M. Walters                                      Accounting Officer
Other Directors:

By:                     *                                               Director              March 31, 1998
      ------------------------------------------
            John C. Baker

By:                     *                                               Director              March 31, 1998
      ------------------------------------------
            George F. Knapp

By:                     *                                               Director              March 31, 1998
      ------------------------------------------
            Philip A. Campbell


*By:   /s/ Robert M. Manning
      ------------------------------------------
      Robert M. Manning,
      as attorney-in-fact

                                 Exhibit Index

Number                                                   Exhibit                                               Page
------                                                   -------                                               ----



2.1      --  Agreement and Plan of Merger, dated as of June 4, 1997, among Intermedia, Daylight
             Acquisition Corp. and DIGEX, Incorporated. Exhibit 99(c)(1) to Intermedia's Schedule
             14D-1 filed with the Commission on June 11, 1997 is incorporated herein by reference.

2.2      --  Agreement and Plan of Merger, dated as of November 20, 1997, by and among Intermedia,
             Moonlight Acquisition Corp. and Shared Technologies Fairchild Inc.  Exhibit 99(c)(1) to
             Intermedia's Schedule 14D-1 and Schedule 13D filed with the Commission on November 26,
             1997 is incorporated herein by reference.

2.3      --  Acquisition Agreement, dated as of December 17, 1997, among Intermedia and the holders of interest in the Long Distance Savers companies.  Exhibit 2.3 to Intermedia's Amendment
             No. 1 to Form S-3 filed with the Commission on January 14, 1998 is incorporated herein by reference.

2.4      --  Agreement and Plan of Merger dated as of February 11, 1998 among Intermedia, Sumter
             One Acquisition, Inc., Sumter Two Acquisition, Inc., National Telecommunications of
             Florida, Inc., NTC, Inc. and the stockholders of National.

5.1*     --  Opinion of Kronish, Lieb, Weiner & Hellman LLP.

12.1*    --  Statement of Computation of Ratios of Earnings to Fixed Charges

23.1*    --  Consent of Kronish, Lieb, Weiner & Hellman LLP (included in Exhibit 5.1 hereto).

23.2*    --  Consent of Ernst & Young LLP.

23.3*    --  Consent of Ernst & Young LLP.

23.4*    --  Consent of Ernst & Young LLP.

23.5*    --  Consent of Arthur Andersen LLP.

23.6*    --  Consent of Rothstein, Kass & Company, P.C.

24.1     --  Power of Attorney is set forth on the signature page of this Registration Statement.

*  Filed herewith.  All other exhibits have been previously filed.